SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 27, 2007 (December 21, 2007)
Date of Report
(Date of Earliest Event Reported)
Total System Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10254	58-1493818

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 First Avenue, Columbus, Georgia		31901

(Address of principal executive offices)		(Zip Code)
(706)649-2267
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 21, 2007, Total System Services, Inc. (the “Company”), entered into a Credit Agreement with Bank of America N.A., as Administrative Agent, The Royal Bank of Scotland plc, as Syndication Agent, and the other lenders named therein (the “Credit Agreement”).

The Credit Agreement provides for a $252 million five year unsecured revolving credit facility which includes a $30 million subfacility for the issuance of standby letters of credit and a $30 million subfacility for swingline loans. At the Company’s option, the principal balance of loans outstanding under the revolving credit facility (other than swingline loans) will bear interest at a rate equal to (i) LIBOR plus an applicable margin ranging from 0.27% to 0.725% depending on the Company’s corporate credit rating, or (ii) a base rate that is the higher of (a) Bank of America’s prime rate and (b) the Federal Funds rate plus 0.50%. Swingline loans bear interest at the base rate. In addition, the Company is to pay each lender a fee in respect of the amount of such lender’s commitment under the revolving credit facility (regardless of usage), ranging from 0.08% to 0.15% depending on the Company’s corporate credit rating. Also, during any period that the outstanding amount under the revolving credit facility exceeds 50% of the total amount of the revolving credit facility, the Company must pay the lenders under the revolving credit facility a utilization fee on the principal amount outstanding under the revolving credit facility ranging from 0.05% to 0.125% depending on the Company’s corporate credit rating.

The Credit Agreement also provides for a $168 million unsecured term loan to the Company which will be made on or before December 31, 2007. The Company is not required to make any scheduled principal payments on the term loan other than payment of the entire outstanding balance on December 21, 2012. At the Company’s option, the outstanding principal balance of the term loan will bear interest at a rate equal to (i) LIBOR plus an applicable margin ranging from 0.40% to 1.0% depending on the Company’s corporate credit rating, or (ii) the base rate.

The Company may prepay the revolving credit facility and the term loan in whole or in part at any time without premium or penalty, subject to reimbursement of the lenders’ customary breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The Credit Agreement includes covenants requiring the Company to maintain certain minimum financial ratios.

The proceeds of the term loan will be used to finance, in part, a one-time special cash dividend to the Company’s shareholders, and the revolving credit facility may be used for working capital and other lawful corporate purposes, including to finance the repurchase by the Company of the Company’s capital stock. This description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth under Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement of Total System Services, Inc. with Bank of America N.A., as Administrative Agent, The Royal Bank of Scotland plc, as Syndication Agent, and the other lenders named therein

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL SYSTEM SERVICES, INC.
Dated: December 27, 2007	By:	/s/ Kathleen Moates
Kathleen Moates
Senior Deputy General Counsel

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